EXHIBIT 10.34
ADDENDUM TO CONTINUING GUARANTY


THIS ADDENDUM is attached to and made a part of that certain Continuing Guaranty executed by Robert S. Cope (Guarantor) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION (Bank) for all indebtedness of Auto-Graphics, Inc. (Borrower) to Bank and dated as of June 30, 1999 (the Guaranty).


The following provisions are hereby incorporated into the Guaranty as if fully set forth therein:


18. REDUCTION OF LIABILITY. Notwithstanding anything in the Guaranty or the Credit Agreement to the contrary, the maximum liability of the Guarantor set forth in the first sentence of Paragraph 2 of the Guaranty shall not exceed at any one time the sum of $2,187,500.00 for principal, plus interest thereon and costs and expenses pertaining to the enforcement of the Guaranty and/or the collection of the Indebtedness of any of the Borrowers to Bank if the following conditions are met on or before September 30, 1999: (a) Borrower delivers evidence satisfactory to Bank in its sole discretion that Borrower has received New Capital (defined below) in the aggregate amount of $750,000.00; and (b) at the time of that all evidence necessary to the satisfaction of subparagraph (a) above has been delivered to Bank, no default or Event of Default shall have occurred under any of the documents or instruments evidencing or relating to the Indebtedness of Borrower to Bank. As used herein, New Capital shall mean cash and cash equivalents received and deposited by Borrower on or after June 30, 1999 in the form of a capital contribution in immediately available funds (prior to the deduction of any and all selling commissions and other costs and expenses, including legal fees attributable to the offering).

19. RELEASE FROM LIABILITY. Notwithstanding anything in the Guaranty or the Credit Agreement to the contrary, Guarantor shall be fully, finally and forever released from all liability to Bank under the Guaranty or otherwise, if the following conditions are met on or before the date that all Indebtedness of Borrower to Bank has been paid in full: (a) Borrower delivers evidence satisfactory to Bank in its sole discretion that Borrower has received New Capital in the aggregate amount of $1,250,000.00 (inclusive of the $750,000.00 referenced in Paragraph 18 above); and (b) at the time of that all evidence necessary to the satisfaction of subparagraph (a) above has been delivered to Bank, no default or Event of Default shall have occurred under any of the documents or instruments evidencing or relating to the Indebtedness of Borrower to Bank.


This Guaranty supercedes and replaces in its entirety that certain Guaranty executed by Robert S. Cope in favor of the Bank as of May 12, 1997, which is hereby terminated, cancelled and is of no further force or effect as of the date hereof.

IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Guaranty.


WELLS FARGO BANK,                   GUARANTOR
  NATIONAL ASSOCIATION


By:_ ss/Darryl Hallie               ss/Robert S. Cope_
Darryl Hallie                       Robert S. Cope
Vice President